BlackRock New York Municipal Income Trust II (the "Registrant")
                               File No. 811-21124
         Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of an amendment to the Statement of Preferences of the Fund's Series W-7 Variable Rate Demand Preferred Shares is attached under sub-item 77Q1(a).